                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: January 31, 2005    /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/
+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
--------------------------------------------------------------------------------
       Bagwell                        Kurt                            L.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

   c/o SBA Communications Corporation
   5900 Broken Sound Parkway N.W.
--------------------------------------------------------------------------------
                                   (Street)

      Boca Raton                      FL                              33487
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol  SBA Communications Corporation (SBAC)
                                             --------------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------
4.  Statement for Month/Year   June 2002
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director    _X_ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)
       Chief Operating Officer
    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
    _X__ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock   02/22/02    A         V   18,095          A         --                                D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock   06/04/02    P             16,800          A       $1.30                               D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock   06/04/02    P                100          A       $1.32                               D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock   06/04/02    P              1,300          A       $1.34                               D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock   06/04/02    P             11,800          A       $1.35         50,165                D
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                        $.05
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                       $38.25
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                        $.05
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                       $21.95
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                       $12.94             01/07/02             A        V              80,000
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                         6. Date Exer-     7. Title and Amount of            8. Price    9. Number       10. Owner-    11. Na-
                            cisable and       Underlying Securities             of          of Deriv-        ship          ture
                            Expiration        (Instr. 3 and 4)                  Deriv-      ative            Form          of In-
                            Date                                                ative       Secur-           of De-        direct
                            (Month/Day/                                         Secur-      ities            rivative      Bene-
                            Year)                                               ity         Bene-            Security;     ficial
                                                                                (Instr.     ficially         Direct (D)    Owner-
                          --------------------------------------------          5)          Owned            or            ship
                          Date     Expira-                   Amount or                      at End           Indirect (I)  (Instr.
                          Exer-    tion         Title        Number of                      of               (Instr. 4)    4)
                          cisable  Date                      Shares                         Month
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                        Class A
(Right to Buy)             (1)     01/25/11   Common Stock                                  10,000             D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                        Class A
(Right to Buy)             (2)     01/25/11   Common Stock                                  60,000             D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                        Class A
(Right to Buy)             (3)     07/01/11   Common Stock                                   1,065             D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                        Class A
(Right to Buy)             (4)     07/03/06   Common Stock                                  20,000             D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                        Class A
(Right to Buy)             (5)     01/07/12   Common Stock    80,000                        80,000             D
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

1) These options vest in accordance with the following schedule: 1,666 vested on January 25, 2002; 1,666 vest on January 25, 2003; and 1,667 vest on each of January 25, 2004, 2005, 2006 and 2007.
2) These options vest in accordance with the following schedule: 15,000 vested on January 25, 2002; and 15,000 vest on each of January 25, 2003, 2004 and 2005.
3) These options vest in accordance with the following schedule: 266 vest on each of July 1, 2002, 2003 and 2004; and 267 vest on July 1, 2005.
4) These options vest in accordance with the following schedule: 5,000 vest on each of July 3, 2002, 2003, 2004 and 2005.
5) These options vest in accordance with the following schedule: 20,000 vest on each of January 7, 2003, 2004, 2005 and 2006.


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



                                /s/ Kurt L. Bagwell                 06/10/02
                              -------------------------------  -----------------
                              **Kurt L. Bagwell                       Date